Exhibit 10.7

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT dated as of December 19, 2016 (this “Agreement”), by and between SELECT ENERGY SERVICES, INC., a Delaware corporation (the “Company”) and CRESTVIEW ADVISORS, L.L.C., a Delaware limited liability company (the “Management Provider”).

WHEREAS, the Company seeks the services of the Management Provider (or an affiliate designated by the Management Provider), and the Management Provider (or an affiliate designated by the Management Provider) wishes to provide, certain management services relating to the affairs of the Company; and

WHEREAS, the Company and the Management Provider wish to enter into this Agreement in order to govern the terms and conditions of the provision of such management services.

NOW, THEREFORE, in consideration of the services to be rendered by the Management Provider (or an affiliate designated by the Management Provider) under this Agreement, and to evidence the obligations of the parties hereto to one another and the mutual covenants contained in this Agreement, the Company and the Management Provider agree as follows:

Section 1.              Retention of the Management Provider.

The Company hereby retains the Management Provider, and the Management Provider agrees to provide to the Company, to the extent requested by the Company, general administrative and management services and other similar services (the “Services”) during the term of this Agreement or until such other time as the Company and the Management Provider may agree in writing; provided, that the Services will not include any legal services or legal services management.  The Management Provider may contract with its affiliates to provide the Services; provided, that contracting with its affiliates to provide any Services shall not relieve the Management Provider of its obligations under this Agreement.

Section 2.              Term; Termination.

(a)           Term. This Agreement shall commence as of the date hereof and shall terminate on the second anniversary of the closing date of the Company’s initial public offering (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically continue for additional one-year periods unless terminated in writing by either party at least ten days prior to the expiration of the then current Term (each extension period being referred to herein as the “Extension Term,” and together with the Initial Term, the “Term”).

(b)           Termination. This Agreement may be terminated by either the Company, on the one hand, and the Management Provider, on the other hand, at any time, with or without cause, upon 30 days’ prior written notice to the other party. The provisions set forth in Section 5 of this Agreement shall survive any termination of this Agreement.

Section 3.              Management Services.

(a)           The Management Provider shall provide the Services as the Company shall reasonably request from the Management Provider. The Services shall not extend to the day-to-day business or operations of the Company and shall not include any services provided by officers or employees of the Management Provider in their capacity as directors of the Company. If requested to provide Services, the Management Provider shall devote such time to any such request as the Management Provider shall deem, in its sole discretion, necessary. Such Services, in the Management Provider’s sole discretion, shall be rendered in person or by telephone or other communication. The Management Provider shall have no obligation to the Company as to the manner of rendering the Services hereunder, and the Company shall not have any right to dictate or direct the details of the Services rendered hereunder.

(b)           The Management Provider shall perform all services as an independent contractor to the Company and not as an employee, agent or representative of the Company. The Management Provider shall have no authority to act for or to bind the Company without its prior written consent. Nothing in this Agreement is intended nor shall be deemed to create any partnership, agency or joint venture relationship by or between the parties.

(c)           This Agreement shall not prohibit, restrict or limit in any manner the Management Provider or any of its partners or affiliates or any director, officer, partner or employee of the Management Provider or any of its partners or affiliates (collectively, “Management Provider Persons”) from engaging in other activities, whether or not competitive with any business of the Company or any of its respective subsidiaries or affiliates. This Agreement shall not require the Management Provider or any Management Provider Person to make available to the Company any investment or investment opportunity about which the Management Provider or any Management Provider Person shall become aware.

(d)           In the event the Company is dissatisfied in any manner with the Services provided by the Management Provider hereunder or with the Management Provider’s performance under this Agreement, the Company’s sole remedy shall be to terminate this Agreement. Under no circumstances shall the Company have any claim for damages against the Management Provider or any Management Provider Person arising out of or relating to this Agreement.

Section 4.              Compensation.

(a)           Management Fee.  As consideration for the Services provided by the Management Provider hereunder, the Company agrees to pay to the Management Provider an annual fee in the amount of $500,000 payable in arrears in quarterly installments on the last day of each calendar quarter during the Term and prorated for any partial calendar quarter.

(b)           Non-Exclusive. Nothing in this Agreement shall have the effect of prohibiting the Management Provider or any of its affiliates from receiving from the Company or any of its subsidiaries or affiliates any other fees.

Section 5.              Indemnification.

(a)           The Company will indemnify and hold harmless the Management Provider and each Management Provider Person (each such person, an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs and expenses, whether joint or several (the “Liabilities”), related to, arising out of or in connection with this Agreement or the Services contemplated by this Agreement or the engagement of the Management Provider pursuant to, and the performance by the Management Provider of the Services contemplated by, this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, suit, investigation or proceeding is initiated or brought by or on behalf of the Company. The Company will reimburse any Indemnified Party for all reasonable costs and expenses (including attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision with respect to any particular Liability of an Indemnified Party solely to the extent that such is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. The attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company as they are incurred upon receipt of an agreement by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence or willful misconduct of such Indemnified Party.

(b)           The Company acknowledges and agrees that the Indemnified Parties have certain rights to indemnification and/or insurance provided by the Management Provider and certain of its affiliates and that such additional rights to indemnification and/or insurance are intended to be secondary to the primary obligation of the Company to indemnify the Indemnified Parties hereunder. The Company’s obligations to provide indemnification hereunder shall not be limited in any manner by the availability of such additional indemnification and/or insurance that may be available to the Indemnified Parties.

Section 6.              Accuracy of Information.

The Company shall furnish or cause to be furnished to the Management Provider such information as the Management Provider believes reasonably appropriate in connection with providing the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and confirms that the Management Provider (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without independent verification, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

Section 7.              Notices.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)           if to the Company, to:

Select Energy Services, Inc.
1820 North I-35, P.O. Box 1715
Gainesville, TX 76241
Attention: Gary Gillette
Telephone: (940) 665-7045

(b)           if to the Management Provider, to:

Crestview Advisors, L.L.C.
c/o Crestview Partners

667 Madison Avenue, 10th Floor
New York, NY 10065
Attention: Adam Klein
Telephone: (212) 906-0700

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier guaranteeing next day delivery, on the next business day after the date when sent, and (iii) in the case of mailing, on the fifth business day following that on which the piece of mail containing such communication is posted.

Section 8.              Benefits of Agreement.

This Agreement shall bind and inure to the benefit of the Management Provider, the Company, the Indemnified Persons and any successors to or assigns of the Management Provider and the Company; provided, however, that this Agreement may not be assigned by the Company without the prior written consent of the Management Provider.

Section 9.              Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 10.            Headings.

Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11.            Entire Agreement; Amendments.

This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement that specifically references this Agreement and the provisions to be so altered, amended, extended, waived, discharged or terminated is signed by each of the parties hereto and specifically states that it is intended to alter, amend, extend, waive, discharge or terminate this agreement or a provision hereof.

Section 12.            Counterparts.

This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

Section 13.            Confidentiality.

The Management Provider agrees to maintain the confidentiality of the Confidential Information (as defined below), except that the Management Provider may disclose Confidential Information (a) to its partners, members, directors, officers, employees, investors and advisors (and those of its affiliates), including accountants, legal counsel and other advisors (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required by any subpoena or similar legal process, (c) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (d) with the consent of the Company, or (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Agreement, or (ii) becomes available to the Management Provider on a non-confidential basis from a source other than the Company. For the purposes of this Agreement, “Confidential Information” means all non-public information received from the Company relating to the Company or its business, other than any such information that is available to the Management Provider on a non-confidential basis from a source other than the Company.

Section 14.            Further Assurances

The Company and the Management Provider shall execute such documents and other papers and take such further actions as the other may reasonably request in order to carry out the provisions hereof and provide the services hereunder.

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IN WITNESS WHEREOF, the parties have duly executed this Management Services Agreement as of the date first above written.

COMPANY:

SELECT ENERGY SERVICES, INC.

By:	/s/ John D. Schmitz
Name:	John D. Schmitz
Title:	Chief Executive Officer

MANAGEMENT PROVIDER:

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Robert V. Delaney, Jr.
Name:	Robert V. Delaney, Jr.
Title:	Managing Director

Management Services Agreement

Signature Page